Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 2 to Registration Statement No. 333-177491 on Form F-3 of our reports dated February 18, 2014, relating to the consolidated financial statements of Capital Product Partners L.P. (the “Partnership”), and the effectiveness of the Partnership’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Partnership for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte Hadjipavlou, Sofianos & Cambanis S.A.

Athens, Greece

February 18, 2014